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                  QUALIFIED INDIVIDUAL RETIREMENT ANNUITY RIDER

This Rider shall be attached to and made a part of Your Group Annuity Contract issued by The Lincoln National Life Insurance Company (LNL).

LNL and the Contractholder hereby mutually agree to the terms of this Rider.

Whenever the terms of this Rider and the Group Annuity Contract conflict, the terms of this Rider will apply. This Rider will be amended from time to time to comply with the provisions of the Internal Revenue Code, related regulations and other published guidance.

Federal Law requires that annuity contracts which are used to fund Individual Retirement Annuities (IRA) conform with applicable Law and regulations. LNL amends this Contract to incorporate language necessary to meet appropriate federal requirements. All references to the "Code" refer to the Internal Revenue Code of 1986.

1. Accounts are established for the exclusive benefit of the Participants and their Beneficiaries.

2.   The account value of a Participant is nonforfeitable.

3. The account value of a Participant is not transferable by a Participant. The Participant's interest will not be transferable except to LNL on surrender or settlement. The Participant may not sell or assign the Account, nor may it be discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

4. Purchase payments made pursuant to this Account must be from "compensation" of the Participant. "Compensation" means wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commission paid salesmen, compensation for services on the basis of a percentage of profits, commission on insurance premium, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self- employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) will be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includable in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" will include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2).

GAC 4059.03 LNL

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5.   Any refund of premium (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

6. If premium payments are interrupted, the contract will be reinstated at any date prior to age 70 1/2 of all existing Participants upon payment of a premium to LNL, and the minimum premium amount for reinstatement shall be $50 for each Participant reinstated, however, LNL may at its option either accept additional future payments or terminate the contract by payment in cash of the then account value of a Participant if no premiums have been received for three full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

7. The Participant has the sole responsibility for determining whether any contribution is deductible for federal income purposes.

8. [The Participant may make rollover contributions as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
     457(e)(16).]

     [The total of annual contributions shall not exceed:

         $3,000 for any taxable year beginning in 2002 through 2004;
         $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

     After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

     In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.]

     [Contributions may be made for a spouse if the Participant files a joint return and the Participant's compensation is less than that of his/her spouse. The total annual contributions for the Participant's spouse shall not exceed the lesser of:

         $3,000 for any taxable year beginning in 2002 through 2004;
         $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter; or

     After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

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     In the case of a spouse who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.]

9. No part of a Participant's Contract will be invested in life insurance contracts.

10. Notwithstanding any provision of this Qualified Individual Retirement Annuity Rider to the contrary, the distribution of the Participant's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 13) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (a), (b) and (c) below and paragraphs 11 and 12.

     (a) The entire interest of the Participant will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2(the "required beginning date") over (a) the life of such individual or the lives of such individual and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)- 6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T unless otherwise provided.

     (b) The distribution periods described in paragraph (a) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Tax Regulations.

     (c) If annuity payments commence, the first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

11. If the Participant dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract distribution option chosen.

12. If the Participant dies before required distributions commence, his or her entire interest will be distributed at least rapidly as follows:

     (a) If the designated beneficiary is someone other than the Participant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life

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          expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Participant's death, or, if elected, in accordance with paragraph (c) below.

     (b) If the Participant's sole designated beneficiary is the Participant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (c) below. If the surviving spouse dies before the required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (c) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

     (c) If there is no designated beneficiary, or if applicable by operation of paragraph (a) or (b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b) above).

     (d)  Life expectancy is determined using the Single Life Table in Q&A -1 of
          Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a) or (b) and reduced by 1 for each subsequent year.

13. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

14. For purposes of paragraphs 11 and 12 above, required distributions are considered to commence on the Participant's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (12)(b) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

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15.  If the sole designated beneficiary is the Participant's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

16. Separate records will be maintained for the interest of each Participant. At least annually, in the calendar year, a statement will be furnished concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Internal Revenue Service.

This Rider shall be effective on or after   [01/01/03]
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IN WITNESS HEREOF LNL has executed this Rider.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                                 /s/ Jon A. Boscia


                                    President

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